Exhibit 16.1

December 6, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the Tempo Automation Holdings, Inc. (formerly known as ACE Convergence Acquisition Corp.) statements included under Item 4.01 of its Form 8-K dated December 6, 2022. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on November 22, 2022. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York